UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): June 8, 2004

InterDigital Communications Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	1-11152	23-1882087
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

781 Third Avenue, King of Prussia, PA	19406-1409
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-878-7800

Item 5. Other Events and Required FD Disclosure.

In connection with the arbitration involving Nokia Corporation’s (Nokia) patent license agreement with InterDigital Communications Corporation (Company) and InterDigital Technology Corporation (ITC) (as most recently reported in the Company’s Form 10-K for the period ending December 31, 2003), Nokia sought to have reinstated certain reports, recommendations, and orders previously vacated by the United States District Court for the Northern District of Texas (Dallas) in the now-settled litigation of Ericsson, Inc. v. InterDigital Communications Corporation and InterDigital Technology Corporation. The Ericsson litigation was resolved by the parties in March 2003.

On June 8, 2004, the United States District Court entered an order reinstating certain reports, recommendations, and orders (which remain under seal) relating to, among other things, claim construction and non-infringement of certain ITC patents by certain Ericsson products. As previously reported by the Company in its Form 8-K filed June 4, 2002, the Company believed that none of the rulings had a material impact on the relief that the Company was seeking in the Ericsson litigation.

Nokia’s request to reinstate certain reports, recommendations, and orders was based on Nokia’s assertion that such reports, recommendations, and orders are relevant to the issues to be decided in the Nokia arbitration matter. Nokia originally made claims in the Nokia arbitration requesting that the arbitration panel make specific findings of invalidity and/or non-infringement of ITC patents (some of which were involved in the Ericsson litigation). Nokia subsequently withdrew such claims. Nokia continues to maintain in the Nokia arbitration, however, that both the validity and Nokia’s infringement of the ITC patents (including patents involved in the Ericsson litigation) are factors the arbitration panel should consider in determining Nokia’s royalty liability under the patent license agreement. The Company continues to assert in the Nokia arbitration that issues of patent validity and infringement are not relevant to the arbitrable royalty dispute. The Company intends to vigorously contest any Nokia position to the contrary in the arbitration.

The United States District Court’s June 8, 2004 order does not have any effect on the March 2003 resolution of the litigation with Ericsson or the patent license agreements signed by Ericsson and Sony Ericsson in March 2003.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERDIGITAL COMMUNICATIONS CORPORATION

By:	/s/ Lawrence F. Shay
Lawrence F. Shay
General Counsel

Dated: June 10, 2004